EXHIBIT 99.1

News Release

Astex Pharmaceuticals Reports 2013 First Quarter Financial Results

Data reported at AACR on several preclinical and clinical programs

Ends quarter with $137 million in cash & marketable securities

First quarter royalty revenue increases 7.3% to $22.1 million

DUBLIN, Calif., April 29, 2013 - Astex Pharmaceuticals, Inc. (NASDAQ: ASTX) today announced financial results for the first quarter ended March 31, 2013.  The Company reported net income for the 2013 first quarter of $488,000, or $0.01 per basic and diluted share, compared with net income of $4.2 million, or $0.05 per basic and $0.04 per diluted share, for the same prior year period.

Highlights

•                  SGI-110 is progressing in the hematologic and solid tumor Phase 2 clinical trials. The Phase 2 trial in myelodysplastic syndromes (“MDS”) and acute myeloid leukemia (“AML”) is more than 50% accrued and on track to complete overall patient accrual and report on the relapsed or refractory AML arm by the end of the year.  Preclinical data was presented during several presentations at the American Association of Cancer Research meeting (AACR) that reconfirmed the potent demethylating activity of SGI-110 in different tumor models, and supports the potential of SGI-110 in the treatment of platinum-resistant ovarian cancer and as an immune-modulatory agent.  Phase 2 studies in platinum-resistant ovarian cancer and hepatocellular cancer are both actively accruing patients with first data expected in 2014.

•                  The Phase 2 trials testing AT13387 in prostate and lung indications are also progressing well and actively accruing.  First data is also expected in 2014.

•                  Novartis and AstraZeneca presented data at AACR on the selective CDK4/6 inhibitor LEE011, and the pan-AKT inhibitor AZD5363, two products in our partnered pipeline.  In an oral presentation on AZD5363, researchers from the Institute of Cancer Research in the UK reported partial responses in 2 patients with mutations in the PI3K/AKT pathway in a Phase 1 trial.

•                  Royalty revenue was $22.1 million for the 2013 first quarter compared to $20.6 million for the same prior year period, representing an increase of approximately 7.3%.

•                  The Company ended the 2013 first quarter with unrestricted cash, cash equivalents, and current and non-current marketable securities totaling $137.0 million compared to $138.3 million at December 31, 2012.

“Financially, Astex remains on a firm foundation. We continue to advance the discovery of new compounds and we are on schedule with the clinical and regulatory development of our company’s core assets,” said James S.J. Manuso, chief executive officer and chairman, “This progress has attracted the attention of senior biotechnology analysts from JMP and RBC as evidenced by their initiation of coverage on Astex earlier this month.”

2013 First Quarter Financial Results

Total revenues for the 2013 first quarter were $22.1 million compared with $22.0 million for the same prior year period.  Total revenues for the 2013 first quarter consists entirely of royalty revenue of $22.1 million, compared with royalty revenue of $20.6 million for the same prior year period.  Royalty revenue is earned pursuant to the license agreement entered into with MGI PHARMA (acquired by Eisai Corporation of North America in January 2008) during 2004, which granted MGI PHARMA exclusive rights to the development, manufacture, commercialization and distribution of Dacogen® (decitabine) for Injection.  There was no development and license revenue reported during the 2013 first quarter compared with $1.4 million for the same prior year period.

Total operating expenses for the 2013 first quarter were $23.9 million, compared with $20.6 million for the same prior year period.  The primary reasons for the increase in total operating expenses for the 2013 first quarter compared with the same prior year period are increased research and development costs associated with SGI-110 and AT13387, and an increase in stock-based compensation expense, partially offset by lower amortization of intangibles costs and a reduction in general and administrative expenses.  The non-cash amortization of intangibles was $1.9 million for the 2013 first quarter compared with $2.2 million for the same prior year period.  Stock-based compensation expense, a non-cash expense, was $1 million for the 2013 first quarter, compared with $765,000 for the same prior year period.

The Company reported net income for the 2013 first quarter of $488,000, or $0.01 per basic and diluted share, compared with net income of $4.2 million, or $0.05 per basic and $0.04 per diluted share, for the same prior year period.  Included in the 2013 first quarter net income is a foreign currency translation loss of $1.3 million compared to $4,000 for the same prior year period.  Also included in 2013 first quarter net income is an income tax benefit of $3.8 million compared with an income tax benefit of $2.8 million for the same prior year period.  The income tax benefits for the current and prior year first quarters are primarily due to the recognition of tax benefits associated with the amortization of deferred tax liabilities resulting from the acquisition of Astex Therapeutics Limited in 2011, and foreign research and development tax credits related to our UK subsidiary.

Financial Position

As of March 31, 2013, the Company had $137.0 million in unrestricted cash, cash equivalents, and current and non-current marketable securities compared to $138.3 million at December 31, 2012.

2013 Operational Guidance

The current operational guidance for 2013 remains unchanged and is as follows:

2013 Annual Operational Guidance

(In $000’s, except per share amount)

Revenues:
Royalty revenue	$55,000
Development & license revenue (a)	—
Total revenues	55,000
Operating expenses (b):
Research & development	67,000
Amortization of intangibles	8,000
General & administrative	15,000
Total operating expenses	90,000
Loss from operations	(35,000)
Income tax benefit	5,000
Net loss	$(30,000)
Net loss per average share outstanding	$(0.32)
Weighted average shares outstanding	94,000

(a)    Though the Company anticipates earning additional development and license revenue from its partnered programs we do not provide guidance to such revenue due to the general uncertainty around, and timing of, milestone achievements and payments.

(b)    Includes total non-cash charges of approximately $12 million for 2013.

Conference Call Information

Astex Pharmaceuticals will host a conference call to discuss the 2013 first quarter financial results today at 1:30 p.m. PT / 4:30 p.m. ET.  A live webcast of the conference call is accessible via the investor relations section of the Company’s website at http://www.astx.com.  A webcast replay of the conference call will be available for 30 days.

About Astex Pharmaceuticals

Astex Pharmaceuticals is dedicated to the discovery and development of novel small molecule therapeutics with a focus on oncology.  The Company is developing a proprietary pipeline of novel therapies and is creating de-risked products for partnership with leading pharmaceutical companies.  Astex Pharmaceuticals developed Dacogen and receives significant royalties on global sales.

For more information about Astex Pharmaceuticals, Inc., please visit http://www.astx.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby.  Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties.  These forward-looking statements include, but are not limited to: statements regarding our 2013 guidance, which include expectations regarding royalty revenue, development and license revenue, research and development expenses and general and administrative expenses, amortization of intangibles, estimates of net income or loss and anticipated tax benefits and statements about expected losses or profitability; estimates regarding our total expected shares outstanding; expectations regarding our clinical trials including the production and timing of clinical data from these trials; expectations regarding the development of a proprietary pipeline of novel therapies; and expectations regarding the creation of de-risked products for partnerships with  leading pharmaceutical companies.  Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, but are not limited to: failure to achieve the results included in the financial guidance; the ability to generate global sales of Dacogen; the ability to develop our current and future pipeline into commercially viable drugs; the outcomes of our on-going clinical trials, including the timing of clinical proof of concept data from these trials; risks and uncertainties related to the achievement of developmental milestones with respect to the compounds in development; the research and development of SGI-110, AT13387 and other internal and partnered programs; the decision by certain strategic partners whether or not to license and then develop and commercialize the products that are the subject of our collaboration with them and whether any of those products will be commercially successful.  In general, our future success is dependent upon numerous factors, including our ability to generate pre-clinical development candidates for selection into clinical testing, obtaining regulatory approval of product development programs, conducting and completing clinical trials, obtaining regulatory approval of our products and product candidates, our ability to successfully partner with leading pharmaceutical companies, and creating opportunities for future commercialization of compounds.  Our future revenue, operating results, and net loss or income could be worse than anticipated if demand for our products is less than expected, if our partnerships and collaborations with other parties are not successful, if our drug pipeline does not progress, or if the introductions of new products are delayed, for any reason, including regulatory delay.  References made to the discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission including reports on its most recently filed Form 10-K and Form 10-Q.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Timothy L. Enns Astex Pharmaceuticals, Inc. Senior Vice President Corporate Communications & Marketing Tel: +1 (925) 560-2810 E-mail: tim.enns@astx.com	Susanna Chau Astex Pharmaceuticals, Inc. Manager Investor Relations Tel: +1 (925) 560-2845 E-mail: susanna.chau@astx.com

Alan Roemer The Trout Group Managing Director Tel: +1 (646) 378-2945 E-mail: aroemer@troutgroup.com

Condensed Consolidated Statements of Operations and Balance Sheets to follow

ASTEX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	March 31,
	2013	2012
Revenues:
Royalty revenue	$22,089	$20,594
Development and license revenue	—	1,430
Total revenues	22,089	22,024

Operating expenses:
Research and development	17,865	14,065
General and administrative	4,135	4,342
Amortization of intangibles	1,905	2,157
Total operating expenses	23,905	20,564
Income (loss) from operations	(1,816)	1,460

Interest income	41	41
Foreign currency translation loss	(1,326)	(4)
Other expense	(258)	(40)
Income (loss) before income taxes	(3,359)	1,457

Income tax benefit	3,847	2,783

Net income	$488	$4,240
Net income per common share:
Basic	$0.01	$0.05
Diluted	$0.01	$0.04
Weighted average shares outstanding:
Basic	93,678	93,072
Diluted	96,803	103,988

ASTEX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31,	December 31,
	2013	2012

ASSETS

Current assets:
Cash and cash equivalents	$61,729	$15,496
Marketable securities	75,212	122,727
Accounts receivable	924	1,059
Income tax receivable	6,263	4,892
Prepaid expenses and other current assets	2,605	2,333
Total current assets	146,733	146,507

Marketable securities, non-current	40	40
Property, plant and equipment, net	5,495	5,749
Goodwill	44,042	46,790
Other intangible assets, net	68,205	74,514
Other assets	1,564	1,564
Total assets	$266,079	$275,164

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,819	$9,238
Accrued compensation	5,183	4,076
Other accrued liabilities	673	619
Deferred acquisition consideration	14,231	2,213
Deferred tax liability	3,285	3,494
Total current liabilities	31,191	19,640

Warrant liability	533	276
Deferred acquisition consideration, non-current	—	14,763
Deferred tax liability, non-current	1,233	3,543
Total liabilities	32,957	38,222

Total stockholders’ equity	233,122	236,942
Total liabilities and stockholders’ equity	$266,079	$275,164